Exhibit 10.79

SECOND AMENDMENT TO DEFERRED FEE AGREEMENT

This Second Amendment to Deferred Fee Agreement (the “Amendment”) is entered into as of December 12, 2008 by and between MAXXAM INC., a Delaware corporation (the “Company”), and EZRA G. LEVIN  (the “Director”), currently residing at 5260 Sycamore, Riverdale-on-Hudson, Bronx, New York 10471.

The parties entered into a Deferred Fee Agreement as of September 1, 1994, which was amended by a letter amendment dated as of April 3, 1996 (the foregoing, together with any elections thereunder, being collectively referred to as the “Agreement”), providing for the deferral of  Director’s Fees of Director, and now wish to amend certain provisions of the Agreement.

1.      The parties acknowledge that the election referred to in Paragraph 1 of the Agreement, as same has been modified from time to time, has been revoked.

2.      The last sentence of Section 3(a) of the Agreement is deleted and the following substituted therefor:

Notwithstanding any other provision of this Paragraph 3, if, prior to a payment event described in items (a) and (b) of Paragraph 6 for the phantom shares credited to the Deferred Fee Account pursuant to this Paragraph 3(a), either (i) the Company ceases to be obligated to comply with the reporting provisions of the Securities Exchange Act of 1934 (the “1934 Act”), or (ii) payment is made to the shareholders of the Company pursuant to a “going private” transaction, as defined in the regulations promulgated under the 1934 Act, such phantom shares shall be converted to a cash amount credited under Paragraph 3(b) based on the amount paid to shareholders of the Company for each share of common stock in connection with the event described in (i) or (ii) above as of the date of such event and thereafter shall be adjusted for earnings in accordance with Paragraph 3(b) until payment is made to the Director in accordance with Paragraph 6.

3.      In addition to providing the annual statement referred to in Paragraph 4 of the Agreement, the Company shall submit quarterly statements to the Director, as it has in the past.

4.      Paragraph 6 of the Agreement shall be revised in its entirety to read as follows:

6.      Deferred Director’s Fees and earnings thereon credited to the Deferred Fee Account pursuant to Paragraph 3(b) of the Agreement as of December 31, 2008 shall be paid in cash by wire transfer to the Director or his designated beneficiary in a lump sum on January 6, 2009.  All other Deferred Director’s Fees credited to the Deferred Fee Account as phantom shares pursuant to Paragraph 3(a) or, upon conversion in accordance with the last sentence of Paragraph 3(a), as cash pursuant to Paragraph 3(b), including all earnings credited to the Deferred Fee Account (as of the payment date specified below), shall be paid in cash by wire transfer to the Director or his designated beneficiary in a lump sum on the 15th day following the earlier to occur of: (a) a change in the ownership or effective control of the Company or change in the ownership of a substantial portion of the assets of the Company, as defined in section 409A of the Internal Revenue Code of 1986, as amended and applicable regulations thereunder (a “change in control”), or (b) February 10, 2014.  Any phantom shares credited to the Deferred Fee Account upon the occurrence of item (a) or (b) shall be valued on the following basis:  (i) for item (a), the amount paid to shareholders of the Company for each share of Common Stock in connection with such transaction or event, if applicable, or if no payment to shareholders is made in connection with such transaction or event, the Closing Price on the day the transaction or event occurs; and (ii) for item (b), the average of the Closing Prices for the ten business days prior to February 10, 2014.

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5.      There shall be added to the last sentence of Paragraph 7 the following: “...it being acknowledged that the Company has been advised by the Director that all Deferred Fees to date (but excluding any interest credited to the Director’s Deferred Fee Account pursuant to paragraph 3(b)) have been paid to the Director’s law firm and previously reported as his earnings.”

6.      Unless otherwise specifically noted, capitalized terms used herein shall have the same meaning as is assigned to them in the Agreement.  All provisions of the Agreement not modified by this Amendment (the “Remaining Provisions”) shall remain in full force and effect.  To the extent of any conflict between this Amendment and the Remaining Provisions, this Amendment shall control.

MAXXAM Inc.
By:	/s/ Bernard L. Birkel
Bernard L. Birkel, Secretary

/s/ Ezra G. Levin
Ezra G. Levin

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